Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Cincinnati Bancorp, Inc. on Form S-8 of our report dated March 29, 2019, on our audits of the consolidated financial statements of Cincinnati Bancorp as of December 31, 2018 and 2017 and for the years then ended, which report is included in the Registration Statement on Form S-1, as amended (Commission File No. 333-233708), of Cincinnati Bancorp, Inc.

/s/ BKD, LLP

Cincinnati, Ohio
February 7, 2020